Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Intel Corporation for the registration of its common stock and to the incorporation by reference therein of our reports dated January 22, 2026, with respect to the consolidated financial statements of Intel Corporation, and the effectiveness of internal control over financial reporting of Intel Corporation, included in its Annual Report (Form 10-K) for the year ended December 27, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 10, 2026